Exhibit 99.1

ConnectOne Bancorp Strengthens Executive Leadership By Appointing Legal Advisor Robert Schwartz to General Counsel

Industry Veteran Joins Leadership Team

ENGLEWOOD CLIFFS, N.J, [DATE], -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), announced the appointment of Robert A. Schwartz as General Counsel, effective June 1, 2025. This strategic appointment reinforces ConnectOne's commitment to strengthening executive leadership capabilities as it accelerates growth following the successful completion of its merger with First of Long Island Corporation (formerly Nasdaq: FLIC).

A recognized leader in the banking industry with deep expertise in mergers and acquisitions, securities law, and bank regulatory frameworks, Schwartz brings decades of legal and strategic experience to ConnectOne. In this role, he will advise the Board of Directors and executive leadership on legal, regulatory and business risks in an evolving operating environment. The appointment comes at a pivotal time for ConnectOne, as the Company recently reached nearly $14 billion in assets.

Schwartz has served as a trusted legal advisor to ConnectOne since its inception, playing a foundational role in the Bank's formation, IPO and multiple transactions throughout its 20-year history.

"Mr. Schwartz has been an integral player to the bank since day one, and we look forward to working with him in this new capacity," said Frank Sorrentino III, ConnectOne's Chairman & CEO. "His ability to balance legal acumen with business strategy will be instrumental in driving the success of the newly expanded institution as we prepare for our next chapter of growth. Bringing someone of his caliber in-house reflects the strength of our platform and our focus on building an industry-leading leadership team."

"After two decades of helping ConnectOne navigate many major milestones—from our formation to our IPO to strategic acquisitions—I'm energized to now lead our legal strategy from within," said Schwartz. "This transition from trusted advisor to executive team member is a testament to ConnectOne's ambitious vision. Together, we're positioned to capitalize on the growing opportunities in today's dynamic banking landscape."

Prior to joining the bank, Schwartz served as a Partner at Windels Marx, where he specialized in advising financial institutions on mergers and acquisitions, and bank regulatory and securities law. Schwartz holds a J.D. from Fordham Law School and a B.A. from Fordham University. He is a member of both the New Jersey and New York Bar.

About ConnectOne Bancorp, Inc.
ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

Investor Contact:

William S. Burns
Senior Executive VP & CFO
201.816.4474: bburns@cnob.com

Media Contact:

Shannan Weeks, MWW
732.299.7890: sweeks@mww.com